EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-273878 on Form S-3ASR; Registration Statement Nos. 333-236484, and 333-222166, on Form S-4; and in Registration Statement Nos. 333-237347, 333-168794, 333-200542, 333-281505 and 333-215991 on Form S-8 of our reports dated November 13, 2025, relating to the consolidated financial statements of Beazer Homes USA, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2025.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 13, 2025